Exhibit 2.1

AMENDMENT TO PURCHASE AND SALE AGREEMENT

This AMENDMENT TO PURCHASE AND SALE AGREEMENT, dated as of March 21, 2013 (this “Amendment”), is entered into by and between Lake Sunapee Bank, fsb (the “Purchaser”) and Meredith Village Savings Bank (the “Seller”).

WHEREAS, the parties previously entered into that certain Purchase and Sale Agreement dated as of February 15, 2013 (the “Agreement”);

WHEREAS, Section 3 of the Agreement provides that closing shall be held at a mutually agreeable time and place on or before March 21, 2013 (the “Closing Date”); and

WHEREAS, the parties have determined that it is in their best interests to amend the Agreement as set forth herein to extend the Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Amendment of the Agreement. Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

Closing. Subject to the terms and conditions of this Agreement, the closing shall take place on a date and place specified by the parties, which date shall be no later than ten (10) business days after receipt of all required regulatory approvals, or on such other date, place and time as the parties may agree in writing. In the event the required regulatory approvals are not obtained within 120 days of this Amendment, the Agreement may be terminated by either the Purchaser or Seller, unless the parties mutually agree to waive such termination. At the time of closing, the representatives of the Seller serving on the boards of Charter and its affiliated companies will resign their positions.

2. Provisions of Agreement; Counterparts.

This Amendment shall be part of the Agreement and the provisions of the Agreement as amended hereby shall be applicable to this Amendment. Except as specifically provided in this Amendment and as the context of this Amendment otherwise may require to give effect to the intent and purposes of this Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, Lake Sunapee Bank, fsb and Meredith Village Savings Bank have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

LAKE SUNAPEE BANK, FSB

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

MEREDITH VILLAGE SAVINGS BANK

By:	/s/ Richard Wyman
Name:	Richard Wyman
Title:	Executive Vice President & Chief Financial Officer

[Signature page to Amendment to Purchase and Sale Agreement]